NEWS RELEASE	Exhibit 99.1

Technical Communications Corporation 100 Domino Drive Concord, MA 01742 – 2892	Michael P. Malone Chief Financial Officer (978) 287-5100 www.tccsecure.com

TECHNICAL COMMUNICATIONS CORPORATION
Reports New Business with the United States Army

CONCORD, MA, April 21, 2008– Technical Communications Corporation (OTC BB: TCCO.OB) today announced it has been awarded a U.S. Army contract for encryption equipment to be delivered to the Government of Egypt. The contract award is approximately $5.75 million and will be delivered over the next eighteen months.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company’s ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 29, 2007 and the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 29, 2007.